As filed with the Securities and Exchange Commission on June 24, 2014	Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

OLD SECOND BANCORP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	36-3143493
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

37 South River Street

Aurora, Illinois 60506-4172

 (Address of principal executive offices)

OLD SECOND BANCORP, INC. 2014 EQUITY INCENTIVE PLAN

(Full title of the plan)

William B. Skoglund

President and Chief Executive Officer

Old Second Bancorp, Inc.

37 South River Street

Aurora, Illinois 60506-4172

(Name and address of agent for service)

(630) 892-0202

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(2)
Common Stock, $1.00 par value	375,000 shares	$4.77	$1,788,750.00	$231.00

(1)         Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also registers such indeterminate number of additional shares as may be issuable under the Plans in connection with stock splits, stock dividends or similar transactions.

(2)         Estimated pursuant to Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the high and low price for the registrant’s common stock as reported on the Nasdaq Global Select Market on June 20, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                                                         Plan Information.

The documents containing the information specified in Part I (“Information Required in the Section 10(a) Prospectus”) will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”).  Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents, and the documents incorporated by reference herein pursuant to
Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.                                                         Registrant Information and Employee Plan Annual Information.

Old Second Bancorp, Inc. (the “Registrant”) will provide participants of the Old Second Bancorp, Inc. 2014 Equity Incentive Plan (the “Plan”), upon written or oral request and without charge, a copy of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are incorporated by reference in the Section 10(a) prospectus, and all documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act.  Requests for such documents should be directed to Old Second Bancorp, Inc., 37 South River Street, Aurora, Illinois 60506-4172, Attention: J. Douglas Cheatham, telephone number (630) 906-5484.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                         Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the SEC are incorporated herein by reference:

(a)         The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 26, 2014 (SEC File No. 0-10537);

(b)         The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 13, 2014 (SEC File No. 0-10537);

(c)          The Registrant’s Current Reports on Form 8-K (SEC File No. 0-10537) filed with the SEC on January 15, 2014, January 22, 2014 (except for the information under Item 2.02 thereof), January 23, 2014, March 26, 2014, April 4, 2014, April 8, 2014 (except for information under Item 7.01 thereof), April 11, 2014 (except for information under Item 7.01 thereof), April 15, 2014, April 23, 2014 (except for information under Item 2.02 thereof), May 2, 2014, May 20, 2014 (except for information under Item 7.01 thereof) and May 22, 2014; and

(d)         The description of the Registrant’s Common Stock included in the Registrant’s Registration Statement on Form S-1 (SEC File No. 01-10537) filed with the SEC on January 17, 2014, as amended February 27, 2014, March 26, 2014 and April 1, 2014 and all amendments or reports filed for the purpose of updating such description and the description of preferred share purchase rights included in the Registrant’s Form 8-A/A filed with the SEC on September 13, 2012 (SEC File No. 0-10537)

Each document or report subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement from the date of filing of such document or report; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference in this Registration Statement.

Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus which is a part hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement or the prospectus which is a part hereof.

Item 4.                                                         Description of Securities.

Not applicable.

Item 5.                                                         Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                                         Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), generally permits a company to include a provision limiting the personal liability of a director in the company’s restated certificate of incorporation.  With limitations, this provision eliminates the personal liability of directors to the company or its stockholders for monetary damages for breach of fiduciary duty as a director.  However, this provision does not eliminate director liability: (1) for breaches of the duty of loyalty to the company and its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for transactions from which a director derives improper personal benefit; or (4) under Section 174 of the DGCL (“Section 174”).  Section 174 makes directors personally liable for unlawful dividends and stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability.  While this provision protects the directors from awards for monetary damages for breaches of their duty of care, it does not eliminate their duty of care.  The limitations in this provision have no effect on claims arising under the federal securities laws.

In accordance with the DGCL, Article VIII of the Registrant’s Certificate of Incorporation provides as follows:

The Corporation shall, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

Section 8.8 of the Registrant’s Bylaws further provides as follows:

(a)                                 Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b)                                 The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the Court of Chancery of the state of incorporation or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery of the state of incorporation or such other court shall deem proper.

(c)                                  To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs (a) and (b), or in defense of any claims, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(d)                                 Any indemnification under paragraph (a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraphs (a) and (b).  Such determination shall be made:

i.                  By the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or

ii.                   If such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

iii.                   By the stockholders.

(e)                                  Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this paragraph.

(f)                                   The indemnification provided by this Section 8.8 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

The Registrant also carries Directors’ and Officers’ liability insurance in the amount of $15 million.

Item 7.                                                         Exemption from Registration Claimed.

Not applicable.

Item 8.                                                         Exhibits.

See Exhibit Index.

Item 9.                                                         Undertakings.

(a)                                                      The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that provisions (i) and (ii) of this undertaking are inapplicable if the information to be filed thereunder is contained in period reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act and incorporated by reference in this Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                                      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                                       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunder duly authorized, in the City of Aurora, State of Illinois, on June 24, 2014.

OLD SECOND BANCORP, INC.

By:	/s/ William B. Skoglund
William B. Skoglund
Chairman of the Board and Chief Executive Officer

By:	/s/ J. Douglas Cheatham
J. Douglas Cheatham
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of William B. Skoglund and J. Douglas Cheatham, or either of them, his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this registration statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated below on June 24, 2014.

/s/ William B. Skoglund	/s/ J. Douglas Cheatham
William B. Skoglund Chairman of the Board, President and Chief Executive Officer (principal executive officer)	J. Douglas Cheatham Executive Vice President and Chief Financial Officer, Director (principal financial officer and principal account officer)

/s/ Edward Bonifas	/s/ James L. Eccher
Edward Bonifas Director	James L. Eccher Executive Vice President and Chief Operating Officer, Director

/s/ Barry Finn	/s/ William J. Kane
Barry Finn Director	William J. Kane Director

/s/ John Ladowicz	/s/ William J. Meyer
John Ladowicz Director	William J. Meyer Director

/s/ Gerald Palmer	/s/ James Carl Schmitz
Gerald Palmer Director	James Carl Schmitz Director

/s/ Duane Suits
Duane Suits Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Specimen common stock certificate of Old Second Bancorp, Inc. (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Form S-1 filed on January 17, 2014)

4.2	Old Second Bancorp, Inc. 2014 Equity Incentive Plan (incorporated herein by reference to Appendix A to the Registrant’s definitive proxy statement on Form DEF14A filed on April 21, 2014)

4.3*	Form of Restricted Stock Award Agreement

4.4*	Form of Restricted Stock Unit Award Agreement

5.1*	Opinion regarding legality of shares of Old Second Bancorp, Inc. common stock

23.1*	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of General Counsel (included in Exhibit 5.1)

24.1*	Power of Attorney (included in the signature page hereto)

*	Filed herewith